Stillwater Mining Company Reports 2012 Earnings

BILLINGS, MT -- (Marketwire - February 27, 2013) - STILLWATER MINING COMPANY (NYSE: SWC) (TSX: SWC.U)

  Net income attributable to common stockholders of $55.0 million or $0.46 per diluted share
  Montana mining operations show strong 2012 results:
    Total mine production of 513,700 PGM ounces exceeds 2012 guidance of 500,000 ounces
    Total cash costs at $484 per ounce beat 2012 guidance of $500 per ounce
    Safety performance in 2012 at a Company best
  Montana proven ore reserves expanded to an all-time high in 2012
  Strong cash and investment position of $642 million supporting PGM growth projects
  Solid PGM market fundamentals and outlook

Stillwater Mining Company today reported 2012 net income attributable to common stockholders of $55.0 million, or $0.46 per diluted share, on revenues of $800.2 million, compared to net income attributable to common stockholders of $144.3 million, or $1.30 per diluted share, on revenues of $906.0 million in 2011. The Company's mines produced a total of 513,700 ounces of palladium and platinum during 2012, which exceeded the Company's 2012 guidance of 500,000 ounces; and compared to 517,900 ounces produced in 2011. The modest decrease in ounces produced between 2011 and 2012 resulted primarily from normal variability in mining conditions, as well as the array of stopes available for mining from period to period.

Progress continued during 2012 on the Company's PGM development projects. Spending in 2012 was heavily focused on Montana, where the Graham Creek and Blitz projects are under way. The tunnel boring machine, or TBM, drive at Graham Creek had advanced approximately 6,500 feet by the end of 2012, with completion of the full 8,200 feet of development expected during the first half of 2013. The newly acquired TBM at the Blitz project was installed on the east side of the Stillwater Mine during the second half of 2012 and started cutting during December. The machine is expected to develop about 23,000 feet of new TBM drift over the next several years. Also during 2012, the Company identified a new development area within the Stillwater Mine, the Far West project, that will accelerate the opportunity to increase annual mine production at the mine. About 92.6% of 2012 capital spending was committed to the Montana operations. These projects are expected to increase annual PGM production at the Montana operations to about the 600,000 ounce level as they are advanced over the next several years.

Along with these new developments, the Company also more than replaced the reserves it extracted from the existing mines during 2012, increasing proven ore reserves to 3.1 million in-situ ounces at the end of 2012 from 2.6 million ounces at the end of 2011. The year-end 2012 proven ore reserves included 2.4 million ounces of palladium and 0.7 million ounces of platinum. In addition to the growth in proven reserves, the Company also increased its Montana probable reserves of palladium and platinum to 18.4 million ounces from 17.4 million ounces at the end of 2011.

The Company enjoyed excellent safety performance during 2012, achieving the lowest incidence rate of reportable injuries for any year in its history. The Company began adopting the National Mining Association-sponsored CoreSafety program during 2012, layering the modules that this new program provides over its existing framework of safety practices.

Sales and earnings in 2012 were principally affected by lower PGM prices and higher costs. Average prices realized for mined ounces of palladium were $641 in 2012, compared to $739 in 2011, and for platinum were $1,551 in 2012 compared to $1,705 in 2011. Of the $800.2 million of revenues recorded in 2012, $455.4 million was attributable to sales from mine production and $344.8 million was generated by the Company's recycling activities. Comparable revenues for 2011 of $906.0 million included $528.0 million from mine production, $376.8 million from recycling, and $1.1 million from the resale of purchased metal.

Total cash costs per ounce of palladium and platinum produced (total cash cost is a non-GAAP measure of extraction efficiency described in more detail below) averaged $484 per ounce in 2012, which was better than the Company's guidance of $500 per ounce for the year, due primarily to higher-than-planned ounces produced in 2012. The 2012 total cash cost per ounce was approximately 15% higher than the $420 per ounce experienced in 2011. These higher costs were essentially in line with the 2012 mining plan and included the anticipated effect of increasing infrastructure and miner travel times as distances from mine access increase ("receding face"), contractual wage increases, an aggressive new-miner training program (both to support current production levels and to prepare for the Company's three Montana-based PGM growth initiatives), and some catch-up spending (in terms of infrastructure/administrative support) following the sharp cutbacks in 2009 and 2010.

Total revenues for the fourth quarter of 2012 were $203.4 million, down from $259.7 million in the 2011 fourth quarter. Average prices realized in the fourth quarter of 2012 for mined ounces of palladium were $647, compared to $644 in 2011 and for platinum were $1,594 in the fourth quarter of 2012 compared to $1,518 in 2011. For the 2012 fourth quarter, consolidated net income attributable to common stockholders was $16.9 million, or $0.13 per diluted share. Net income attributable to common stockholders reported for the fourth quarter of 2011 was $24.7 million, or $0.21 per diluted share on revenues of $259.7 million. The fourth quarter 2012 results reflect lower PGM sales volumes and higher consolidated total cash costs than in last year's fourth quarter and include a $2.2 million foreign currency transaction gain and exploration expenses of $1.2 million.

The Company's recycling business earned $10.5 million in 2012, down from $18.8 million in 2011. The Company's total volume of recycling material processed was 445,200 combined ounces of palladium, platinum and rhodium compared with 486,700 combined ounces in 2011. Fourth quarter 2012 recycling earnings were $2.5 million, down from $8.1 million in the fourth quarter of 2011 on lower sales volumes and lower realized prices during 2012.

Commenting on the Company's 2012 annual results, Frank McAllister, the Company's Chairman and Chief Executive Officer, observed, "The Company's mining and processing operations performed exceptionally well during the year. Combined safety performance in 2012 at our two Montana mines was the best in the Company's history. Production has been steady and better than planned. While palladium and platinum prices on average were substantially lower in 2012 than in the prior year, resulting in lower earnings, PGM market fundamentals currently are robust, particularly with respect to palladium.

"With growing PGM demand and constrained supply, in our view prices for both palladium and platinum are likely to increase from their current strong levels. Importantly, with the sharp reduction in Russian government exports of palladium, and the persistent growth in demand from the auto industry for catalytic converters, the traditional steep discount in the price of palladium relative to platinum has narrowed substantially. From 2003 through mid-2010, the price of palladium typically ranged between 20% and 25% of the price of platinum; since the middle of 2010 it has averaged between 40% and 45% of the platinum price. The Company's mines produce on average about 3.4 times as much palladium as platinum, so this pricing realignment has and will benefit the Company's earnings and the Company's relative cost position to that of other PGM producers.

"With respect to our Montana PGM development projects, we continue to actively pursue all three (Graham Creek, Far West and Blitz), and anticipate these three projects will result in a 20% increase in our annual production rate over the next several years. The Graham Creek project is now well advanced, expanding to the west in areas adjacent to our existing operations at the East Boulder Mine. Through the end of 2012, the TBM has completed about 6,500 feet of new development to the west, out of its total targeted footage of 8,200 feet. The TBM drive should be finished in the first half of 2013, after which we will begin developing two new ventilation shafts to the surface there. These shafts should be completed in early 2015. Once completed, Graham Creek is projected to increase East Boulder Mine production by approximately 30,000 ounces of palladium and platinum per year. We estimate the total cost of the Graham Creek project will be approximately $13 million, of which $3.5 million has been incurred through the end of 2012.

"We also recently announced an opportunity to accelerate some key development in an area located within the existing boundary of the Stillwater Mine. This area, known as the Far West, is situated below the Upper West section of the Stillwater Mine, which has been actively mined for many years. Far West is an area that has been reflected in our long-term mine plans and as our underground development headings have now reached that area, ore grades there appear to be a bit better than are typically found in the Upper West section. Because we expect to have access to production from the Blitz area in the future to help maintain Stillwater's longer-term PGM production, we believe it makes sense to accelerate development at Far West now, which should allow us to increase annual production at the Stillwater Mine ahead of the timetable for Blitz. Developing this project will require pulling forward from future years approximately $28 million of capital spending into the next three years, including approximately $8.6 million into 2013. Once operational this area is projected to add production of approximately 20,000 PGM ounces in 2016 and about 45,000 PGM ounces per year thereafter.

"As reported previously, a newly acquired TBM is now in operation at the Blitz project. This new TBM is located inside the 5000 East portal at the Stillwater Mine and ultimately will drive a 23,000 foot access drift towards the east along the J-M Reef. Simultaneously, a mining team is driving a parallel tunnel about 600 feet above the TBM, using conventional drill and blast methods. Both tunnels eventually will intersect a decline to be developed from a new surface portal located about four miles to the east of the existing Stillwater Mine surface facilities that will provide ventilation and emergency egress for the Blitz area. The Blitz project, which provides a backbone for our planned future operations to the east of the Stillwater Mine, is targeted for completion in late 2017 or 2018. While it is still too early to estimate future annual production from the Blitz area with any precision, we preliminarily expect Blitz production to replace depleting production in the off-shaft area of the Stillwater Mine, as well as to contribute approximately 25,000 ounces of incremental PGM production on an annual basis. Total cost to complete the Blitz project currently is estimated at about $209 million, of which about $35.1 million has been incurred through the end of 2012."

Turning to the Company's Marathon PGM-copper project in Canada, Mr. McAllister commented, "Our efforts at Marathon are focused primarily on two fronts right now -- advancing the joint federal/provincial environmental review of the Marathon project, and completing the definitive engineering study now underway. Marathon remains our key palladium priority outside of Montana and we expect completion of an updated engineering study in the third quarter of 2013."

Regarding the Company's Altar copper-gold exploration project in northwestern Argentina, Mr. McAllister noted, "Although the Altar exploration and related support expenditures were budgeted at about $25 million for 2012, in the end we spent about $17.5 million (including administrative expenses). Altar continues to provide a low-cost insurance option going forward, with significant upside resource potential as last year's successful drilling demonstrated. We will continue to employ a highly disciplined exploration program there to determine prudently the extent and quality of the Altar system without diverting resources from our core PGM commitment."

"Importantly, with the recent financing proceeds in hand, we now have extremely strong balance sheet liquidity, which in conjunction with our expected cash flows from operations, should enable us to aggressively pursue our PGM growth initiatives at a time when many of our industry peers are facing significant operational and financial challenges."

Commenting on costs Mr. McAllister observed, "Our advance guidance for 2013 total cash cost is $560 per ounce at a production level of 500,000 ounces of palladium and platinum, which would represent about a 16% year-on-year increase over the $484 per ounce averaged in 2012. I noted earlier that the mines' 2012 average total cash cost of $484 per ounce (a non-GAAP measure) was about 15% higher than the $420 per ounce experienced in 2011.

"These back-to-back annual increases in total cash cost per ounce of 15% in 2012 and almost 16% in 2013 are in line with our planning. As already noted, there are a number of cost pressures inherent in our business that all underground mining companies share. Our mining costs are driven in part by the ongoing effect of ever-expanding operations underground ("receding face"); at times by lower cut-off grades made possible by higher prices; by contractual wage increases; and underlying inflation in materials costs. These higher costs also in part reflect the investment in our new-miner training program necessary both to support current production levels and to prepare for the Company's three Montana-based PGM growth initiatives.

"It is useful to take a longer view of the Company's cost growth. If the Company's developed state is sufficiently robust, then during temporary down cycles in metals prices, some capital and operating costs can temporarily be scaled back in order to conserve cash. Ultimately, this deferred spending must be caught back up or production rates will suffer. To some extent, capital and operating expenditures during 2012 and 2013 include additional maintenance and infrastructure spending to compensate for cutbacks made to conserve cash during the economic downturn in 2009 and 2010. The cumulative annual growth rate in total cash costs per mined ounce for the five years from 2008 projected through 2013, taking into account the economic downturn and subsequent recovery, averages about 7% per year -- about what would be expected assuming low underlying inflation and taking the receding face issue into account. Other analyses of relative costs suggest that the Company's cost structure has become increasingly more competitive within the PGM industry over the past several years as competitor costs have escalated sharply. A 7% annual growth rate in cash cost per ounce over that period also compares very favorably to the much higher cost growth many other companies in the mining industry experienced over that period.

"Specifically, our plans include miner training programs at the two Montana mines which involve hiring on the order of 50 new miners each year who are not expected to reach their full productive potential as miners for three to five years. These new miners, once fully trained, are intended to step into future mining roles as employees retire or otherwise leave the Company, and also represent the investment in manpower necessary to support the production growth we are envisioning from our Montana operations over the next several years. In our view, making this investment now will pay for itself many times over as we realize value on our advancing growth projects. With regard to manpower, the total number of Montana employees has increased to 1,632 at the end of 2012, up from 1,522 at the end of 2011, reflecting hiring of additional qualified miners, miner trainees and mine support personnel.

"Regarding the growth in costs each year is to be expected at underground mines. Each year, mining continually gets deeper and travel ways extend further, increasing the time and resources needed to transport people and materials to and from the mining faces. Our mine planning models suggest that this effect alone can increase costs by as much as 5% to 6% per year. In this regard, one early advantage of the Blitz project as it comes into production is that its initial mining areas should be located much closer to the mine portals."

Commenting on the Company's downstream processing facilities, Mr. McAllister added, "At the smelter in Columbus, Montana we now have two electric furnaces in operation. After we commissioned our new No. 2 smelting furnace in May of 2009, we stripped the brick out of the old No. 1 furnace in anticipation of refurbishing it to become a slag cleaning circuit. During 2011, we rebricked the old furnace and completed the necessary engineering to allow us to transfer slag directly from our primary No. 2 furnace into the slag cleaning bath in the No. 1 furnace. Initial construction of the slag cleaning circuit was completed in late 2012, although we have made a few minor modifications subsequently. Later this year, we intend to temporarily shut down the No. 2 furnace for rebricking, operating the refurbished No. 1 furnace as primary until furnace No. 2 is ready to restart. We estimate this refurbishing will probably take four to five weeks. An additional benefit of operating a second furnace is we don't have to stockpile concentrates and recycle materials while the furnace is being refurbished.

"Finally, we would like to acknowledge and welcome Mr. George Bee as a new director recently appointed to our Company's board. George brings with him an extensive breadth of worldwide mining and management experience. We are very pleased to have him join the Board, and we look forward to the benefit of his perspective on our Company's activities."

Quarterly Results
Production during the fourth quarter of 2012 totaled 132,500 ounces of palladium and platinum, an increase of 16.2% from the 114,000 ounces produced in the fourth quarter of 2011 and a 4.3% increase from the 127,000 ounces produced during the third quarter of 2012.

2012 Mine Production by Quarter:

                                  First    Second   Third    Fourth    Year
(Produced ounces)                Quarter  Quarter  Quarter  Quarter    2012
                                 -------  -------  -------  -------  -------
Stillwater Mine                   87,700   98,100   94,100   97,500  377,400
  Palladium                       67,600   75,300   72,000   75,200  290,100
  Platinum                        20,100   22,800   22,100   22,300   87,300
East Boulder                      33,100   35,300   32,900   35,000  136,300
  Palladium                       25,800   27,500   25,500   27,100  105,900
  Platinum                         7,300    7,800    7,400    7,900   30,400
Company Total                    120,800  133,400  127,000  132,500  513,700
  Palladium                       93,400  102,800   97,500  102,300  396,000
  Platinum                        27,400   30,600   29,500   30,200  117,700

The Company processed recycling material containing 118,600 ounces of palladium, platinum and rhodium through its smelter and refinery during the fourth quarter of 2012, an increase from the 112,400 ounces recycled during the fourth quarter of 2011. Recycling sales volumes decreased to 86,500 ounces in the fourth quarter of 2012, from 115,300 ounces in the fourth quarter of 2011. Revenues from sales of purchased recycling materials totaled $87.6 million in the 2012 fourth quarter, down from $137.9 million in the same period last year. Tolling revenues declined to $0.3 million in this year's fourth quarter, compared to $0.5 million in the comparable quarter of 2011. The Company's recycling segment had income for the 2012 fourth quarter of $2.5 million (including financing income), compared to income of $8.1 million reported for the fourth quarter of 2011. The Company's combined average realized price for sales of recycled palladium, platinum and rhodium declined to $1,012 per ounce in the fourth quarter of 2012 from $1,196 per ounce in the fourth quarter of 2011.

2012 Recycling Activity by Quarter:

                                   First    Second   Third    Fourth    Year
                                  Quarter  Quarter  Quarter  Quarter    2012
                                  -------  -------  -------  -------  -------
Tons fed per day                     18.3     20.8     14.8     20.5     18.6
PGM ounces fed                    107,300  123,100   96,200  118,600  445,200
PGM ounces sold                    82,445   92,904   74,580   86,535  336,464
PGM toll oz. returned              25,243   39,595   22,430   11,488   98,756

Capital Outlay

The Company's 2012 capital outlay totaled $116.6 million, less than the Company's original 2012 guidance of $135 million but an increase over 2011 outlay of $104.1 million. The increased capital outlay was driven primarily by the Blitz and Graham Creek development projects in Montana and by engineering and environmental work at the Company's Marathon PGM-copper project in Canada. Exploration expense totaled $15.0 million in 2012, up from $2.5 million in 2011. The increase in exploration expense reflected drilling activity during the first half of 2012 at the Company's Altar project in Argentina. The table below provides detail on capital spending by project in 2012 and 2011.

(In millions)                            2013 Plan  2012 Outlay  2011 Outlay
                                         ---------  -----------  -----------
CAPITAL OUTLAY (1)
Stillwater Mine                          $    87.4  $      57.9  $      52.5
East Boulder Mine                        $    21.8  $      18.5  $      17.3
Blitz                                    $    16.5  $      19.4  $      15.7
Graham Creek                             $     4.7  $       3.5  $         -
Processing and Other                     $    20.5  $       8.7  $       4.2
                                         ---------  -----------  -----------
Total Montana Outlay                     $   150.9  $     108.0  $      89.7
                                         ---------  -----------  -----------
Marathon                                 $    21.9  $       8.6  $      14.4
                                         ---------  -----------  -----------
Total Capital Outlay                     $   172.8  $     116.6  $     104.1
                                         =========  ===========  ===========

(1) Capital outlay excludes approximately $6.3 million of anticipated non-cash capitalized interest in 2013. Capital outlay in 2012 excludes $0.9 million of non-cash capitalized interest. No non-cash capitalized interest was recorded in 2011.

The Company's planned 2013 capital spending is expected to total about $172.8 million, reflecting substantial 2013 investment in the Company's expansion projects. Spending at the Stillwater Mine will include accelerated development in the Far West area of the mine, which is projected to allow for increased production at Stillwater beginning in 2016. Other Stillwater Mine spending will include expansion of the Kiruna electric haulage deeper into the mine and purchase of some additional ore haulage equipment necessary as distances underground increase. Expenditures at the Blitz project include development along two parallel drifts extending to the east from the existing Stillwater Mine infrastructure, while Graham Creek finishes up its TBM drift to the west of the East Boulder Mine in early 2013 and begins development of two ventilation raises to surface. Engineering and environmental review continue at the Marathon project in an effort to finalize the design criteria and project economics.

The Company has evaluated its 2013 capital and exploratory budgets and has concluded that, at recent metals prices, its available liquidity and cash flow from operations are adequate to support its capital and exploratory spending plans for 2013. However, the Company also maintains significant discretion in its spending plans and can adjust the allocation and, to a reasonable extent, the timing of spending as necessary. The Company currently has several capital intensive development projects in its pipeline. While all of these projects are considered important to the organization, the Company has prioritized these efforts during its budgeting process. The Company's first priority is clearly to sustain the developed state of its current mining operations, including the Graham Creek project, which is essentially an extension of the East Boulder Mine and is relatively low cost. The Blitz project, which is designed to extend underground access and ultimately to maintain and grow annual production at the Stillwater Mine, has a less critical timeline at this point, although its potential to grow value is significant.

Review of Investor Guidance for 2013

The Company's Montana mining operations as currently configured, function well at a production rate of approximately 500,000 combined ounces of palladium and platinum per year. Mine plans for 2013 once again have been structured to achieve that level of production. It is anticipated that total cash cost per ounce (a non-GAAP measure) for the two Montana mines will average approximately $560 in 2013, 15.7% higher than the $484 per ounce averaged in 2012. The projected year-on-year increase in total cash costs per ounce reflects expected 2013 general inflation in supply costs, the effect of the underground receding face, contractual wage increases, continued growth in the Company's new-miner training program, and slightly lower 2013 planned mine production.

Capital expenditures are budgeted to total approximately $172.8 million for 2013, up from $116.6 million in 2012. The increase is attributable primarily to additional capital requirements at the Marathon project, along with the acceleration of the Far West development area within the Stillwater Mine. Development spending plans established for 2013 are comprised of approximately $16.5 million for the Blitz project, $4.7 million for Graham Creek and $21.9 million for the Marathon PGM-copper project.

Cash Flow and Liquidity

At December 31, 2012, the Company's total available cash and cash equivalents was $379.7 million, compared to $109.1 million at December 31, 2011. If highly liquid short-term investments are included with available cash, the Company's balance sheet liquidity totaled $641.7 million at December 31, 2012, an increase from $158.6 million at December 31, 2011. Most of the net increase in cash during 2012 is attributable to the sale of $396.75 million of convertible debentures in October. Of the Company's cash balance at the end of 2012, $43.4 million is dedicated to the Marathon project (and other related properties) and is unavailable for other corporate purposes. Net working capital -- comprised of total current assets (including available cash and short-term investments), less current liabilities -- increased to $606.0 million at December 31, 2012, from $251.6 million at year end 2011. The December 31, 2012 amount includes $166.5 million reclassified as the current portion of long-term debt, reflecting the Company's existing 1.875% convertible debentures that are expected to be redeemed in cash by their holders on March 15, 2013.

Net cash provided by operating activities (which includes changes in working capital) in the fourth quarter of 2012 totaled $3.8 million, compared to $91.8 million of cash provided in the fourth quarter of 2011. Capital expenditures (adjusted to include incurred but unpaid obligations at the end of each period) were $30.6 million in the fourth quarter of 2012, a little higher than the $27.0 million reported for the fourth quarter of 2011. For the full year 2012, net cash provided by operating activities totaled $103.9 million, down from $219.7 million for the year 2011, reflecting lower PGM prices and higher cash costs in 2012. Capital expenditures for the full year 2012 totaled $117.1 million (including capitalized interest and obligations incurred but unpaid at year end), compared to $104.1 million for the year 2011.

Outstanding debt at December 31, 2012, was $461.1 million, up from $196.0 million at December 31, 2011. The Company's debt includes $424.7 million outstanding in the form of convertible debentures, $29.6 million of exempt facility revenue bonds due in 2020, a capital lease of $6.5 million and $0.3 million for a small installment land purchase. On October 17, 2012, the Company completed the issuance and sale of $396.75 million of 1.75% convertible senior unsecured notes due in 2032. In accordance with U.S. generally accepted accounting principles, the value of these newly-issued convertible debentures, which can be settled upon conversion in any combination of cash and common shares at the Company's discretion, has been bifurcated into a $255.2 million long-term debt component and a $141.5 million equity component that reflects the value of the embedded conversion feature. The Company intends to use the net proceeds from this offering to repay amounts that may come due under the Company's outstanding 1.875% convertible debentures in March 2013, and for general corporate purposes.

Year End Results Webcast and Conference Call

Stillwater Mining Company will conduct a conference call to discuss fourth quarter results at approximately 12:00 p.m. Eastern Daylight Time on Wednesday, February 27, 2013.
Dial-In Numbers:
United States: (800) 230-1093
International: (612) 288-0329

The conference call will be simultaneously webcast through the Company's website at www.stillwatermining.com in the Investor Relations section.

A telephone replay of the call will be available for one week following the event. The replay dial-in numbers are (800) 475-6701 (U.S.) and (320) 365-3844 (International), access code 281224. In addition, the call transcript will be archived in the Investor Relations section of the Company's website.

About Stillwater Mining Company

Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa and the Russian Federation. The Company's shares are traded on the New York Stock Exchange under the symbol SWC and on the Toronto Stock Exchange under the symbol SWC.U. Information on Stillwater Mining can be found at its website: www.stillwatermining.com.

Some statements contained in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially. These statements may contain words such as "desires," "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause its actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Additional information regarding factors that could cause results to differ materially from management's expectations is found in the section entitled "Risk Factors" in the Company's 2011 Annual Report on Form 10-K, in its quarterly Form 10-Q filings, and in corresponding filings with Canadian securities regulatory authorities. The Company intends that the forward-looking statements contained herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements. The Company disclaims any obligation to update forward-looking statements.

Stillwater Mining Company
Consolidated Statements of Operations and Comprehensive Income
(Unaudited)
(In thousands, except share and per share data)

                                     Three Months Ended     Twelve Months
                                        December 31,     Ended December 31,
                                     ------------------  ------------------
                                       2012      2011      2012      2011
                                     --------  --------  --------  --------
REVENUES
  Mine production                    $115,475  $121,261  $455,426  $528,007
  PGM recycling                        87,899   138,390   344,818   376,820
  Other                                     -         -         -     1,142
                                     --------  --------  --------  --------
    Total revenues                    203,374   259,651   800,244   905,969
COSTS AND EXPENSES
  Costs of metals sold
    Mine production                    69,987    73,223   288,922   269,573
    PGM recycling                      85,589   130,524   334,949   358,566
    Other                                   -         -         -     1,141
                                     --------  --------  --------  --------
      Total costs of metals sold      155,576   203,747   623,871   629,280
  Depletion, depreciation and
   amortization
    Mine production                    14,112    14,757    56,960    61,312
    PGM recycling                         262       270     1,055     1,066
                                     --------  --------  --------  --------
      Total depletion, depreciation
       and amortization                14,374    15,027    58,015    62,378
                                     --------  --------  --------  --------
        Total costs of revenues       169,950   218,774   681,886   691,658
  Loss on inventory purchases             140       150       590       600
  (Gain)/Loss on disposal of
   property, plant and equipment           85        14       448      (128)
  Research and development                295       633     1,159     2,238
  Loss on long-term investments           865         -     2,562         -
  Abandonment of non-producing
   property                                 -         -     2,835         -
  Marketing                             3,296     3,820    11,170    11,810
  Exploration                           1,225     2,148    15,010     2,513
  General and administrative            8,921    13,118    40,948    42,072
                                     --------  --------  --------  --------
        Total costs and expenses      184,777   238,657   756,608   750,763
OPERATING INCOME                       18,597    20,994    43,636   155,206
OTHER INCOME (EXPENSE)
  Other                                  (486)       42       181        68
  Interest income                         619       735     2,325     3,574
  Interest expense                     (6,559)   (1,641)  (10,920)   (6,548)
  Foreign currency transaction gain,
   net                                  2,174     3,190    15,155     3,230
                                     --------  --------  --------  --------
INCOME BEFORE INCOME TAX PROVISION     14,345    23,320    50,377   155,530
Income tax benefit (provision)          2,531     1,344     4,039   (11,235)
                                     --------  --------  --------  --------
NET INCOME                           $ 16,876  $ 24,664  $ 54,416  $144,295
                                     --------  --------  --------  --------
Net income (loss) attributable to
 noncontrolling interest                    2         -      (629)        -
                                     --------  --------  --------  --------
NET INCOME ATTRIBUTABLE TO COMMON
 STOCKHOLDERS                        $ 16,874  $ 24,664  $ 55,045  $144,295
                                     --------  --------  --------  --------
Other comprehensive income/(loss),
 net of tax
  Net unrealized gains/(losses) on
   securities available-for-sale          242       230       862      (109)
                                     --------  --------  --------  --------
COMPREHENSIVE INCOME ATTRIBUTABLE TO
 COMMON STOCKHOLDERS                 $ 17,116  $ 24,894  $ 55,907  $144,186
                                     --------  --------  --------  --------
Comprehensive income (loss)
 attributable to noncontrolling
 interest                                   2         -      (629)        -
                                     --------  --------  --------  --------
TOTAL COMPREHENSIVE INCOME           $ 17,118  $ 24,894  $ 55,278  $144,186
                                     ========  ========  ========  ========
Weighted average common shares
 outstanding
  Basic                               116,888   114,793   116,162   105,846
  Diluted                             153,974   122,765   131,441   113,946
Basic earnings per share
 attributable to common stockholders $   0.14  $   0.21  $   0.47  $   1.36
Diluted earnings per share
 attributable to common stockholders $   0.13  $   0.21  $   0.46  $   1.30
                                     ========  ========  ========  ========

Stillwater Mining Company
Consolidated Balance Sheets
(Unaudited)
(In thousands, except per share data)

                                               December 31,    December 31,
                                                   2012            2011
                                              -------------   -------------
ASSETS
Cash and cash equivalents                     $     379,680   $     109,097
Investments, at fair market value                   261,983          49,533
Inventories                                         153,208         131,856
Trade receivables                                     9,953           6,188
Deferred income taxes                                21,304          19,819
Other current assets                                 26,734           9,433
                                              -------------   -------------
  Total current assets                              852,862         325,926
Mineral properties and mine development, net
 of $325,977 and $285,237 of accumulated
 deletion and amortization                          899,225         865,034
Property, plant and equipment, net of
 $169,933 and $151,375 of accumulated
 depreciation                                       122,677          99,379
Restricted cash                                          35          25,070
Deferred debt issuance costs                          9,609           2,899
Other noncurrent assets                               6,355           9,016
                                              -------------   -------------
  Total assets                                $   1,890,763   $   1,327,324
                                              =============   =============
LIABILITIES AND EQUITY
Accounts payable                              $      28,623   $      26,880
Accrued compensation and benefits                    31,369          27,573
Property, production and franchise taxes
 payable                                             13,722          14,071
Current portion of long-term debt and capital
 lease obligations                                  168,432               -
Income taxes payable                                      -           1,235
Other current liabilities                             4,702           4,576
                                              -------------   -------------
  Total current liabilities                         246,848          74,335
Long-term debt and capital lease obligations        292,685         196,046
Deferred income taxes                               199,802         193,884
Accrued workers compensation                          5,815           6,056
Asset retirement obligation                           7,965           7,331
Other noncurrent liabilities                          5,068           5,704
                                              -------------   -------------
  Total liabilities                                 758,183         483,356
                                              -------------   -------------
EQUITY
Stockholders' equity
Preferred stock, $0.01 par value, 1,000,000
 shares authorized; none issued                           -               -
Common stock, $0.01 par value, 200,000,000
 shares authorized; 116,951,081 and
 115,375,604 shares issued and outstanding            1,170           1,154
Paid-in capital                                   1,058,978         878,050
Accumulated earnings (deficit)                       20,770         (34,275)
Accumulated other comprehensive loss                    (99)           (961)
                                              -------------   -------------
  Total stockholders' equity                      1,080,819         843,968
                                              -------------   -------------
Noncontrolling interest                              51,761               -
                                              -------------   -------------
  Total equity                                    1,132,580         843,968
                                              -------------   -------------
  Total liabilities and equity                $   1,890,763   $   1,327,324
                                              =============   =============

Stillwater Mining Company
Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

                                Three Months Ended     Twelve Months Ended
                                   December 31,           December 31,
                              ---------------------  ----------------------
                                 2012       2011        2012        2011
                              ---------  ----------  ----------  ----------
CASH FLOWS FROM OPERATING
 ACTIVITIES
Net income                    $  16,876  $   24,664  $   54,416  $  144,295
Adjustments to reconcile net
 income to net cash provided
 by operating activities:
  Depletion, depreciation and
   amortization                  14,374      15,027      58,015      62,378
  Loss on inventory purchases       140         150         590         600
  (Gain)/Loss on disposal of
   property, plant and
   equipment                         85          14         448        (128)
  Loss on long-term
   investments                      865           -       2,562           -
  Deferred taxes                    976           -      (3,937)          -
  Foreign currency
   transaction gain, net         (2,785)         (3)    (15,155)     (3,230)
  Abandonment of non-
   producing property                 -           -       2,835           -
  Accretion of asset
   retirement obligation            164         151         634         584
  Amortization of debt
   issuance costs                   621         251       1,495         988
  Accretion of convertible
   debenture debt discount        3,059           -       3,097           -
  Share based compensation
   and other benefits             3,470       3,257      16,369      12,358
Changes in operating assets
 and liabilities:
  Inventories                   (26,179)     45,144     (19,958)    (34,143)
  Trade receivables                 (38)        893      (3,765)      1,192
  Accrued compensation and
   benefits                       1,317      (1,142)      3,575       2,822
  Accounts payable                 (179)     (4,003)     (1,772)      4,012
  Property, production and
   franchise taxes payable       (2,011)        162        (970)      4,338
  Income taxes payable                -      (1,344)     (1,235)      1,235
  Workers compensation             (731)       (849)       (241)     (1,099)
  Restricted cash                 9,210      10,000      25,035      13,000
  Excess tax benefit from
   stock-based compensation      (7,737)          -      (7,737)          -
  Other                          (7,705)       (578)    (10,407)     10,481
                              ---------  ----------  ----------  ----------
NET CASH PROVIDED BY
 OPERATING ACTIVITIES             3,792      91,794     103,894     219,683
                              ---------  ----------  ----------  ----------
CASH FLOWS FROM INVESTING
 ACTIVITIES
  Capital expenditures          (27,715)    (27,708)   (112,071)   (101,940)
  Purchase of Peregrine
   Metals Ltd. assets                 -    (166,361)          -    (166,361)
  Purchase of long-term
   investment                         -           -           -        (616)
  Proceeds from disposal of
   property, plant and
   equipment                        183          41         222         277
  Purchases of investments     (211,987)       (750)   (280,273)   (106,417)
  Proceeds from maturities of
   investments                   25,311      41,067      67,314     245,464
                              ---------  ----------  ----------  ----------
NET CASH (USED IN) INVESTING
 ACTIVITIES                    (214,208)   (153,711)   (324,808)   (129,593)
                              ---------  ----------  ----------  ----------
CASH FLOWS FROM FINANCING
 ACTIVITIES
  Proceeds from sale of
   noncontrolling interest,
   net of transaction costs           -           -      93,821           -
  Excess tax benefit from
   stock-based compensation       7,737           -       7,737           -
  Issuance of long-term debt    396,750           -     403,926           -
  Payments on long-term debt
   and capital lease
   obligations                     (448)          -      (1,394)          -
  Payments for issuance costs   (12,418)     (1,143)    (12,637)     (1,143)
  Issuance of common stock            -           2          44         787
                              ---------  ----------  ----------  ----------
NET CASH PROVIDED BY (USED
 IN) FINANCING                  391,621      (1,141)    491,497        (356)
                              ---------  ----------  ----------  ----------
CASH AND CASH EQUIVALENTS
  Net increase (decrease)       181,205     (63,058)    270,583      89,734
  Balance at beginning of
   period                       198,475     172,155     109,097      19,363
                              ---------  ----------
BALANCE AT END OF PERIOD      $ 379,680  $  109,097  $  379,680  $  109,097
                              =========  ==========  ==========  ==========

Stillwater Mining Company
Key Operating Factors
(Unaudited)

                                Three Months Ended     Twelve Months Ended
                                   December 31,            December 31,
(In thousands, except where
 noted)                          2012        2011        2012        2011
                             ----------- ----------- ----------- -----------
OPERATING AND COST DATA FOR
 MINE PRODUCTION
Consolidated:
Ounces produced
Palladium                             98          88         396         399
Platinum                              35          26         118         119
                             ----------- ----------- ----------- -----------
Total                                133         114         514         518
                             =========== =========== =========== ===========
Tons milled                          281         258       1,081       1,131
Mill head grade (ounce per
 ton)                               0.51        0.48        0.51        0.49
Sub-grade tons milled (1)             20          15          69          79
Sub-grade tons mill head
 grade (ounce per ton)              0.14        0.13        0.16        0.17
Total tons milled(1)                 301         273       1,150       1,210
Combined mill head grade
 (ounce per ton)                    0.49        0.46        0.49        0.47
Total mill recovery (%)               92          91          92          91
Total operating costs per
 ounce (Non-GAAP) (2)        $       411 $       337 $       407 $       327
Total cash costs per ounce
 (Non-GAAP) (2)              $       475 $       422 $       484 $       420
Total production costs per
 ounce (Non-GAAP) (2)        $       595 $       537 $       599 $       532
Total operating costs per
 ton milled (Non-GAAP)(2)    $       181 $       141 $       182 $       140
Total cash costs per ton
 milled (Non-GAAP) (2)       $       209 $       176 $       216 $       180
Total production costs per
 ton milled (Non-GAAP) (2)   $       262 $       224 $       267 $       228
Stillwater Mine:
Ounces produced
Palladium                             75          64         290         297
Platinum                              23          19          88          90
                             ----------- ----------- ----------- -----------
Total                                 98          83         378         387
                             =========== =========== =========== ===========
Tons milled                          176         163         673         736
Mill head grade (ounce per
 ton)                               0.60        0.55        0.60        0.56
Sub-grade tons milled (1)             10           9          36          57
Sub-grade tons mill head
 grade (ounce per ton)              0.20        0.15        0.21        0.20
Total tons milled (1)                186         172         709         793
Combined mill head grade
 (ounce per ton)                    0.58        0.53        0.58        0.53
Total mill recovery (%)               92          91          92          92
Total operating costs per
 ounce (Non-GAAP) (2)        $       392 $       317 $       384 $       313
Total cash costs per ounce
 (Non-GAAP) (2)              $       453 $       400 $       456 $       401
Total production costs per
 ounce (Non-GAAP) (2)        $       578 $       522 $       575 $       520
Total operating costs per
 ton milled (Non-GAAP) (2)   $       206 $       152 $       205 $       153
Total cash costs per ton
 milled (Non-GAAP) (2)       $       238 $       192 $       243 $       195
Total production costs per
 ton milled (Non-GAAP) (2)   $       303 $       251 $       306 $       253

Stillwater Mining Company
Key Operating Factors (continued)
(Unaudited)

                              Three Months Ended      Twelve Months Ended
                                 December 31,             December 31,
                               2012        2011        2012         2011
                           ----------- ----------- ------------ ------------
OPERATING AND COST DATA
 FOR MINE PRODUCTION
(Continued)
East Boulder Mine:
Ounces produced
Palladium                           27          24          106          102
Platinum                             8           7           30           29
                           ----------- ----------- ------------ ------------
Total                               35          31          136          131
                           =========== =========== ============ ============
Tons milled                        104          95          408          395
Mill head grade (ounce per
 ton)                             0.37        0.37         0.37         0.37
Sub-grade tons milled (1)           11           6           33           22
Sub-grade tons mill head
 grade (ounce per ton)            0.09        0.10         0.10         0.10
Total tons milled (1)              115         101          441          417
Combined mill head grade
 (ounce per ton)                  0.34        0.35         0.35         0.35
Total mill recovery (%)             90          89           90           89
Total operating costs per
 ounce (Non-GAAP) (2)      $       463 $       389 $        470 $        368
Total cash costs per ounce
 (Non-GAAP) (2)            $       537 $       481 $        562 $        475
Total production costs per
 ounce (Non-GAAP) (2)      $       641 $       576 $        666 $        569
Total operating costs per
 ton milled (Non-GAAP) (2) $       141 $       121 $        145 $        116
Total cash costs per ton
 milled (Non-GAAP) (2)     $       163 $       149 $        174 $        150
Total production costs per
 ton milled (Non-GAAP) (2) $       195 $       178 $        206 $        179

1.  Sub-grade tons milled includes reef waste material only. Total tons milled includes ore tons and sub-grade tons only. See "Proven and
    Probable Ore Reserves - Discussion" in the Company's 2011 Annual Report
    on Form 10-K for further information.
2.  Total operating costs include costs of mining, processing and administrative expenses at the mine site (including mine site overhead and credits for metals produced other than palladium and platinum from mine production). Total cash costs include total operating costs plus royalties, insurance and taxes other than income taxes. Total production costs include total cash costs plus asset retirement costs and depreciation and amortization. Income taxes, corporate general and administrative expenses, asset impairment write-downs, gain or loss on disposal of property, plant and equipment, restructuring costs and interest income and expense are not included in total operating costs, total cash costs or total production costs. Operating costs per ton, operating costs per ounce, cash costs per ton, cash costs per ounce, production costs per ton and production costs per ounce are non-GAAP measurements that management uses to monitor and evaluate the efficiency of its mining operations. These measures of cost are not defined under
    U.S. Generally Accepted Accounting Principles (GAAP). Please see
    "Reconciliation of Non-GAAP Measures to Costs of Revenues" and the
    accompanying discussion for additional detail.

Stillwater Mining Company
Key Operating Factors (continued)
(Unaudited)

(In thousands, except for      Three Months Ended     Twelve Months Ended
 average prices)                  December 31,            December 31,
                             --------------------- -------------------------
                                2012       2011        2012         2011
                             ---------- ---------- ------------ ------------
SALES AND PRICE DATA
Ounces sold
Mine production:
  Palladium (oz.)                    96         95          386          402
  Platinum (oz.)                     29         32          114          114
                             ---------- ---------- ------------ ------------
    Total                           125        127          500          516
                             ---------- ---------- ------------ ------------
PGM recycling: (1)
  Palladium (oz.)                    47         62          192          169
  Platinum (oz.)                     33         44          119          114
  Rhodium (oz.)                       6          9           25           23
                             ---------- ---------- ------------ ------------
    Total                            86        115          336          306
                             ---------- ---------- ------------ ------------
Other: (5)
  Platinum (oz.)                      -          -            -            1
By-products from mining: (2)
  Rhodium (oz.)                       1          3            4            5
  Gold (oz.)                          2          3            9            9
  Silver (oz.)                        2          2            6            6
  Copper (lb.)                      173        176          742          788
  Nickel (lb.)                      284        291        1,120        1,263
Average realized price per
 ounce(3)
Mine production:
  Palladium ($/oz.)          $      647 $      644 $        641 $        739
  Platinum ($/oz.)           $    1,594 $    1,518 $      1,551 $      1,705
Combined ($/oz.)(4)          $      867 $      866 $        849 $        953
PGM recycling: (1)
  Palladium ($/oz.)          $      628 $      721 $        645 $        736
  Platinum ($/oz.)           $    1,534 $    1,736 $      1,542 $      1,757
  Rhodium ($/oz.)            $    1,168 $    1,842 $      1,377 $      2,098
Combined ($/oz.)(4)          $    1,012 $    1,196 $      1,018 $      1,218
Other: (5)
  Platinum ($/oz.)           $        - $        - $          - $      1,774
By-products from mining: (2)
  Rhodium ($/oz.)            $    1,074 $    1,553 $      1,258 $      1,668
  Gold ($/oz.)               $    1,694 $    1,661 $      1,667 $      1,563
  Silver ($/oz.)             $       32 $       32 $         31 $         35
  Copper ($/lb.)             $     3.42 $     3.21 $       3.42 $       3.82
  Nickel ($/lb.)             $     6.63 $     6.81 $       6.74 $       9.03
Average market price per
 ounce(3)
  Palladium ($/oz.)          $      650 $      629 $        643 $        734
  Platinum ($/oz.)           $    1,603 $    1,537 $      1,551 $      1,722
Combined ($/oz.)(4)          $      872 $      860 $        850 $        952

1.  Ounces sold and average realized price per ounce from PGM recycling relate to ounces produced from processing of catalyst materials.
2.  By-product metals sold reflect contained metal. Realized prices reflect net values (discounted due to product form and transportation and marketing charges) per unit received.
3.  The Company's average realized price represents revenues, which include the effect of hedging gains and losses realized on commodity instruments and agreement discounts, divided by ounces sold. The average market price represents the average London Bullion Market Association afternoon postings for the actual months of the period.
4.  The Company reports a combined average realized and a combined average market price of palladium and platinum at the same ratio as ounces that are produced from the base metal refinery.
5.  Ounces sold and average realized price per ounce from Other relate to ounces purchased in the open market for resale.

Reconciliation of Non-GAAP Measures to Costs of Revenues

The Company utilizes certain non-GAAP measures as indicators in assessing the performance of its mining and processing operations during any period. Because of the processing time required to complete the extraction of finished PGM products, there are typically lags of one to three months between ore production and sale of the finished product. Sales in any period include some portion of material mined and processed from prior periods as the revenue recognition process is completed. Consequently, while costs of revenues (a GAAP measure included in the Company's Consolidated Statement of Operations and Comprehensive Income) appropriately reflects the expense associated with the materials sold in any period, the Company has developed certain non-GAAP measures to assess the costs associated with its producing and processing activities in a particular period and to compare those costs between periods.

While the Company believes that these non-GAAP measures may also be of value to outside readers, both as general indicators of the Company's mining efficiency from period to period and as insight into how the Company internally measures its operating performance, these non-GAAP measures are not standardized across the mining industry and in most cases will not be directly comparable to similar measures that may be provided by other companies. These non-GAAP measures are only useful as indicators of relative operational performance in any period, and because they do not take into account the inventory timing differences that are included in costs of revenues, they cannot meaningfully be used to develop measures of earnings or profitability. A reconciliation of these measures to costs of revenues for each period shown is provided as part of the following tables, and a description of each non-GAAP measure is provided below.

Total Costs of Revenues: For the Company as a whole, this measure is equal to total costs of revenues, as reported in the Consolidated Statement of Operations and Comprehensive Income. For the Stillwater Mine, the East Boulder Mine, and other PGM activities, the Company segregates the expenses within total costs of revenues that are directly associated with each of these activities and then allocates the remaining facility costs included in total cost of revenues in proportion to the monthly volumes from each activity. The resulting total costs of revenues measures for Stillwater Mine, East Boulder Mine and other PGM activities are equal in total to total costs of revenues as reported in the Company's Consolidated Statement of Operations and Comprehensive Income.

Total Production Costs (Non-GAAP): Calculated as total costs of revenues (for each mine or combined) adjusted to exclude gains or losses on asset dispositions, costs and profit from recycling activities, revenues from the sale of mined by-products and timing differences resulting from changes in product inventories. This non-GAAP measure provides a comparative measure of the total costs incurred in association with production and processing activities in a period, and may be compared to prior periods or between the Company's mines.

When divided by the total tons milled in the respective period, Total Production Cost per Ton Milled (Non-GAAP) -- measured for each mine or combined -- provides an indication of the cost per ton milled in that period. Because of variability of ore grade in the Company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. Because ore tons are first actually weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Production Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Production Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Production Cost per Ounce (Non-GAAP) -- measured for each mine or combined --- provides an indication of the cost per ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because extracting PGM material is ultimately the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Production Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Production Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Total Cash Costs (Non-GAAP): This non-GAAP measure is calculated by excluding the depreciation and amortization and asset retirement costs from Total Production Costs (Non-GAAP) for each mine or combined. The Company uses this measure as a comparative indication of the cash costs related to production and processing in any period.

When divided by the total tons milled in the respective period, Total Cash Cost per Ton Milled (Non-GAAP) -- measured for each mine or combined -- provides an indication of the level of cash costs incurred per ton milled in that period. Because of variability of ore grade in the Company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. Because ore tons are first weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Cash Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Cash Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Cash Cost per Ounce (Non-GAAP) -- measured for each mine or combined -- provides an indication of the level of cash costs incurred per PGM ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because ultimately extracting PGM material is the objective of mining, the cash cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Cash Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Cash Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Total Operating Costs (Non-GAAP): This non-GAAP measure is derived from Total Cash Costs (Non-GAAP) for each mine or combined by excluding royalty, tax and insurance expenses from Total Cash Costs (Non-GAAP). Royalties, taxes and insurance costs are contractual or governmental obligations outside of the control of the Company's mining operations, and in the case of royalties and most taxes, are driven more by the level of sales realizations rather than by operating efficiency. Consequently, Total Operating Costs (Non-GAAP) is a useful indicator of the level of production and processing costs incurred in a period that are under the control of mining operations.

When divided by the total tons milled in the respective period, Total Operating Cost per Ton Milled (Non-GAAP) -- measured for each mine or combined -- provides an indication of the level of controllable cash costs incurred per ton milled in that period. Because of variability of ore grade in the Company's mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. Because ore tons are first actually weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Operating Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Operating Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Operating Cost per Ounce (Non-GAAP) -- measured for each mine or combined -- provides an indication of the level of controllable cash costs incurred per PGM ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because ultimately extracting PGM material is the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company's mines. Consequently, Total Operating Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Operating Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Reconciliation of Non-GAAP Measures to Costs of Revenues

                                     Three Months Ended     Twelve Months
                                        December 31,     Ended December 31,
                                     ------------------  ------------------
(In thousands)                         2012      2011      2012      2011
                                     --------  --------  --------  --------
Consolidated:
Reconciliation to consolidated costs
 of revenues:
Total operating costs (Non-GAAP)     $ 54,383  $ 38,410  $209,069  $169,375
      Royalties, taxes and other        8,571     9,714    39,593    47,965
                                     --------  --------  --------  --------
Total cash costs (Non-GAAP)          $ 62,954  $ 48,124  $248,662  $217,340
  Asset retirement costs                  165       151       635       584
  Depletion, depreciation and
   amortization                        14,111    14,757    56,960    61,312
  Depletion, depreciation and
   amortization (in inventory)          1,534    (1,824)    1,393    (3,492)
                                     --------  --------  --------  --------
Total production costs (Non-GAAP)    $ 78,764  $ 61,208  $307,650  $275,744
  Change in product inventories        (4,425)    7,048    (3,452)      903
  Cost of PGM recycling                85,589   130,524   334,949   358,566
  PGM recycling - depreciation            262       270     1,055     1,066
  Add: Profit from by-products          7,079    11,455    30,642    35,963
  Add: Profit from PGM recycling        2,681     8,269    11,042    19,416
                                     --------  --------  --------  --------
Total consolidated costs of revenues $169,950  $218,774  $681,886  $691,658
                                     ========  ========  ========  ========
Stillwater Mine:
Reconciliation to costs of revenues:
Total operating costs (Non-GAAP)     $ 38,199  $ 26,171  $145,037  $121,134
    Royalties, taxes and other          5,982     6,831    27,062    33,922
                                     --------  --------  --------  --------
Total cash costs (Non-GAAP)          $ 44,181  $ 33,002  $172,099  $155,056
    Asset retirement costs                153       140       588       541
    Depletion, depreciation and
     amortization                      10,653    11,477    43,329    47,759
    Depletion, depreciation and
     amortization (in inventory)        1,377    (1,507)      924    (2,144)
                                     --------  --------  --------  --------
Total production costs (Non-GAAP)    $ 56,364  $ 43,112  $216,940  $201,212
    Change in product inventories      (3,414)    5,293    (2,326)     (252)
    Add: Profit from by-products        4,499     7,563    19,793    23,397
    Add: Profit from PGM recycling      2,005     6,014     8,124    14,387
                                     --------  --------  --------  --------
Total costs of revenues              $ 59,454  $ 61,982  $242,531  $238,744
                                     ========  ========  ========  ========
East Boulder Mine:
Reconciliation to costs of revenues:
Total operating costs (Non-GAAP)     $ 16,184  $ 12,239  $ 64,032  $ 48,241
  Royalties, taxes and other            2,589     2,883    12,531    14,043
                                     --------  --------  --------  --------
Total cash costs (Non-GAAP)          $ 18,773  $ 15,122  $ 76,563  $ 62,284
  Asset retirement costs                   12        11        47        43
  Depletion, depreciation and
   amortization                         3,458     3,280    13,631    13,553
  Depletion, depreciation and
   amortization (in inventory)            157      (317)      469    (1,348)
                                     --------  --------  --------  --------
Total production costs (Non-GAAP)    $ 22,400  $ 18,096  $ 90,710  $ 74,532
  Change in product inventories        (1,011)    1,755    (1,126)       14
  Add: Profit from by-products          2,580     3,892    10,849    12,566
  Add: Profit from PGM recycling          676     2,255     2,918     5,029
                                     --------  --------  --------  --------
Total costs of revenues              $ 24,645  $ 25,998  $103,351  $ 92,141
                                     ========  ========  ========  ========
PGM Recycling
Reconciliation to costs of revenues:
  Cost of open market purchases      $      -  $      -  $      -  $  1,141
  PGM recycling - depreciation            262       270     1,055     1,066
  Cost of PGM recycling                85,589   130,524   334,949   358,566
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Total costs of revenues              $ 85,851  $130,794  $336,004  $360,773
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CONTACT:
Mike Beckstead
(406) 373-8971